Exhibit 99.d(1)

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

THE VICTORY PORTFOLIOS

and

VICTORY CAPITAL MANAGEMENT INC.

(formerly Key Asset Management Inc.) (the “Adviser”)

Dated March 1, 1997

Name of Fund	Fee*	Last Approved	Must Be Approved By

1.Established Value Fund	0.65% on the first $100 million, 0.55% on the next $100 million, and 0.45% on assets in excess of $200 million	November 30, 2006	December 31, 2007

2.Focused Growth Fund	0.75% on first $400 million, 0.65% on next $400 million and 0.60% in excess of $800 million	November 30, 2006	December 31, 2007

3.Gradison Government Reserves Fund	0.40% on the first $3 billion, 0.30% on the next $500 million and 0.25% on assets in excess of $3.5 billion	November 30, 2006	December 31, 2007

Current as of November 30, 2006

THE VICTORY PORTFOLIOS

By:
Christopher K. Dyer
Secretary

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:
David C. Brown
Senior Managing Director

*                                        Expressed as a percentage of average daily net assets.  Note, however, that the Adviser shall have the right, but not the obligation, to contractually waive any portion of the advisory fee from time to time.  In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.